Exhibit 99.1

LandBridge Company LLC Announces Second Quarter Results

Delivers revenue growth of 20% year-over-year

HOUSTON--(BUSINESS WIRE)—LandBridge Company LLC (NYSE: LB) (the “Company,” “LandBridge” or “LB”) today announced its financial and operating results for the second quarter of 2024.

Second Quarter 2024 Financial Highlights

•
Revenues of $26.0 million, up 20% year-over-year
•
Net loss of $57.7 million(1)
•
Net loss margin of 222%(1)
•
Adjusted EBITDA(2) of $23.4 million, up 24% year-over-year
•
Adjusted EBITDA Margin(2) of 90%
•
Cash flows from operating activities of $16.0 million
•
Free Cash Flow(2) of $15.7 million
•
Operating cash flow margin of 62%
•
Free Cash Flow Margin(2) of 60%

(1) Net loss and net loss margin include a non-cash expense of $71.8 million attributable to WaterBridge NDB LLC incentive units that are accounted for as liability awards at WaterBridge NDB LLC. Beginning on July 1, 2024, incentive units of LandBridge Holdings LLC (the sole incentive units allocable to the Company following the division of LandBridge Holdings LLC from WaterBridge NDB LLC) will transition to equity award accounting. Any actual cash expense associated with such incentive units will be borne solely by LandBridge Holdings LLC and not the Company.

(2) Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow and Free Cash Flow Margin are non-GAAP financial measures. See “Comparison of Non-GAAP Financial Measures” included within the Appendix of this press release for related disclosures and reconciliations to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Other Recent Events

•
Closed the acquisitions of East Stateline Ranch and Speed Ranch, adding an additional 103,000 and 34,000 surface acres, respectively, growing the total surface owned by the Company to approximately 220,000 acres
•
Completed the Company’s initial public offering (inclusive of the full exercise of the underwriter’s option to purchase additional shares) and concurrent private placement
•
Entered into a non-binding letter of intent (“LOI”) for the development of a data center on our land in Reeves County, Texas

Jason Long, Chief Executive Officer, stated, “Our land is strategically located in the heart of the Permian Basin, ideally situated to support energy production, digital infrastructure, and broader industrial development. Through our active land management strategy, we believe we can grow the long-term value of our more than 220,000 surface acres and its resources, while generating multiple fee- and royalty-based revenue streams. We look forward to an exciting second half of the year.”

Scott McNeely, Chief Financial Officer of the Company, said, “In the second quarter we demonstrated the advantages of our capital-efficient and highly diversified business model by delivering strong double-digit revenue growth and high margins. Our recently completed IPO has strengthened LandBridge’s balance sheet, enhanced our financial flexibility, and further differentiated our platform as we accelerate our strategy to create compelling long-term value for shareholders.”

Second Quarter 2024 Consolidated Financial Information

Revenue for the second quarter of 2024 was $26.0 million as compared to $19.0 million in the first quarter of 2024 and $21.7 million in the second quarter of 2023. The sequential increase was primarily attributable to increases in easements and other surface-related revenues of $2.3 million, surface use royalties of $2.8 million, resource sales of $0.3 million, resource royalties of $1.3 million and oil and gas royalties $0.3 million. Net loss for the second quarter of 2024 was $57.7 million as compared to net income of $10.8 million in the first quarter of 2024 and $44.7 million in the second quarter of 2023. (1)

Adjusted EBITDA was $23.4 million in the second quarter of 2024 as compared to $16.9 million in the first quarter of 2024 and $18.9 million in the second quarter of 2023. (2) Adjusted EBITDA during the second quarter of 2024 was adjusted for $71.8 million of non-cash charges related to share-based compensation and $0.8 million of transaction-related expenses. (1)

Net loss margin was 222% in the second quarter of 2024 as compared to net income margin of 206% in the second quarter of 2023. (1) Adjusted EBITDA margin was 90% in the second quarter of 2024 as compared to 89% in the first quarter of 2024 and 87% in the second quarter of 2023. (2)

Diversified Revenue Streams

Surface Use Royalties and Revenue: Generated revenues of $14.4 million in the second quarter of 2024 as compared to $9.3 million in the first quarter of 2024 and $8.3 million in the second quarter of 2023. Surface Use Royalties and Revenue increased 55% sequentially, primarily driven by an increase in produced water royalty volumes from 357 MBbls/d to 628 MBbls/d.

Resources Sales and Royalties: Generated revenues of $7.0 million in the second quarter of 2024 as compared to $5.5 million in the first quarter of 2024 and $8.4 million in the second quarter of 2023. Revenue from Resource Sales and Royalties increased 28% sequentially, primarily driven by improved unit pricing on brackish water sales and royalty volumes.

Oil and Gas Royalties: Generated revenues of $4.5 million in the second quarter of 2024 as compared to $4.2 million in the first quarter of 2024 and $5.0 million in the second quarter of 2023. Revenue from Oil and Gas Royalties increased 7% sequentially, primarily driven by net royalty production of 983 boe/d at an average realized price of $43.97 per boe and a one-time lease bonus payment.

Robust Free Cash Flow Generation

Cash flow from operations for the second quarter of 2024 was $16.0 million as compared to $17.2 million in the first quarter of 2024 and $12.4 million in the second quarter of 2023. Capital expenditures for the second quarter of 2024 were $0.4 million. Free cash flow during the second quarter of 2024 was $15.7 million.(2)

Net cash used in investing activities during the second quarter of 2024 was $375.8 million, which included a $375.4 million outflow primarily for the East Stateline Ranch and Speed Ranch acquisitions.

Net cash from financing activities during the second quarter of 2024 included $375.5 million of net inflows consisting of $265.0 million of net borrowings on our term loan and a $120.0 million equity injection, both of which were used to fund the East Stateline Ranch and Speed Ranch acquisitions.

Strong Balance Sheet with Ample Liquidity

Total cash and cash equivalents were $24.6 million as of June 30, 2024 as compared to $8.9 million as of March 31, 2024. The Company had $400.0 million of borrowings outstanding under its term loan and revolving credit facility as of June 30, 2024 and $140.0 million outstanding as of March 31, 2024.

As of June 30, 2024, the Company had available borrowing capacity under its revolving credit facility of approximately $25.0 million.

Total liquidity was $49.6 million as of June 30, 2024.

Ongoing Commercial Progress

On July 3, 2024, a subsidiary of the Company entered into the non-binding LOI regarding a long-term ground lease on our land in Reeves County, Texas, to facilitate the development of a data center and related facilities. The counterparty to the LOI is a to-be-formed joint venture between a third-party developer and funds affiliated with our financial sponsor, Five Point Energy LLC. The LOI contemplates, among other things, an $8.0 million fee that would become payable in January 2025 upon the execution of a mutually-acceptable long-term ground lease. We expect that the final terms and conditions of the lease will be submitted for approval to a Conflicts Committee of the Company’s Board of Directors to be formed in connection with the approval of such lease, although we can offer no assurance that we will be successful in negotiating and entering into such lease agreement.

Conference Call and Webcast Information

The Company will hold a conference call on Thursday, August 8, 2024 at 8:00 a.m. Central Time to discuss second quarter results. A live webcast of the conference call will be available on the Investors section of the Company’s website at http://www.landbridgeco.com. To listen to the live broadcast, go to the site at least 10-15 minutes prior to the scheduled start time in order to register and install any necessary audio software.

The conference call can also be accessed by dialing (800) 715-9871 (or (646) 307-1963 for international participants) and provide the Conference ID 4907698. The telephone replay can be accessed by dialing (800) 770-2030 and providing the Conference ID 4907698. The telephone replay will be available starting shortly after the call through August 22, 2024.

About LandBridge

LandBridge owns approximately 220,000 surface acres across Texas and New Mexico, located primarily in the heart of the Delaware sub-basin in the Permian Basin, the most active region for oil and natural gas exploration and development in the United States. LandBridge actively manages its land and resources to support and encourage oil and natural gas production and broader industrial development. Since its founding in 2021, LandBridge has served as one of the leading land management businesses within the Delaware Basin. LandBridge was formed by Five Point Energy LLC, an energy private equity firm with a track record of investing in and developing energy, environmental water management and sustainable infrastructure companies within the Permian Basin.

Cautionary Statement Regarding Forward-Looking Statements

This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on LB’s beliefs, as well as assumptions made by, and information currently available to, LB, and therefore involve risks and uncertainties that are difficult to predict. Generally, future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” and the words “believe,” “anticipate,” “continue,” “intend,” “expect” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, references to the LOI and the completion of the arrangements contemplated therein, strategies, plans, objectives, expectations, intentions, assumptions, future operations and prospects and other statements that are not historical facts. You should not place undue reliance on forward-looking statements. Although LB believes that plans, intentions and expectations reflected in or suggested by any forward-looking statements made herein are reasonable, LB may be unable to achieve such plans, intentions or expectations and actual results, and performance or achievements may vary materially and adversely from those envisaged in this news release due to a number of factors including, but not limited to: our customers’ demand for and use of our land and resources; the success of our affiliates, WaterBridge and Desert Environmental, in executing their business strategies, including their ability to construct infrastructure, attract customers and operate successfully on our land; our customers’ ability to develop our land or any potential acquired acreage to accommodate any future surface use developments; the domestic and foreign supply of, and demand for, energy sources, including the impact of actions relating to oil price and production controls by the members of the Organization of Petroleum Exporting Countries, Russia and other allied producing countries with respect to oil production levels and announcements of potential changes to such levels; our ability to enter into favorable contracts regarding surface uses, access agreements and fee arrangements, such as the data center LOI, including the prices we are able to charge and the margins we are able to realize; the initiation or outcome of potential litigation; and any changes in general economic and/or industry specific conditions. These risks, as well as other risks associated with LB are also more fully discussed in our final prospectus filed with the U.S. Securities and Exchange Commission (“SEC”) on June 28, 2024, and any subsequently filed quarterly reports and current reports. You can access LB’s filings with the SEC through the SEC's website at http://www.sec.gov. Except as required by applicable law, LB undertakes no obligation to update any forward-looking statements or other statements herein for revisions or changes after this communication is made.

The historical financial information presented below reflects only the historical financial results of our predecessor, DBR Land Holdings LLC, and does not give pro forma effect to the East Stateline Ranch acquisition or the Speed Ranch acquisition. Each of the East Stateline Ranch acquisition and the Speed Ranch acquisition is reflected in the historical financial information solely from and after its respective completion.

SECOND QUARTER 2024 RESULTS

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenues:
Oil and gas royalties	$4,475	$5,034	$8,660	$8,626
Resource sales	3,618	6,401	7,034	11,717
Resource sales - Related party (Note 8)	179	404	272	1,488
Easements and other surface-related revenues	5,088	1,881	9,842	3,353
Easements and other surface-related revenues - Related party (Note 8)	2,376	3,274	2,759	3,857
Surface use royalties	3,304	2,232	4,902	3,624
Surface use royalties - Related party (Note 8)	3,667	895	6,275	1,774
Resource royalties	2,139	1,601	4,117	3,171
Resource royalties - Related party (Note 8)	1,107	-	1,107	-
Total revenues	25,953	21,722	44,968	37,610

Resource sales-related expense	643	999	1,316	2,079
Other operating and maintenance expense	611	751	1,129	1,255
General and administrative expense (income)	73,823	(27,459)	75,983	(15,038)
Depreciation, depletion, amortization and accretion	2,112	2,109	4,256	3,833
Operating (loss) income	(51,236)	45,322	(37,716)	45,481

Interest expense, net	6,280	562	9,164	1,280
Other income	-	-	(241)	(15)
Income (loss) from operations before taxes	(57,516)	44,760	(46,639)	44,216
Income tax expense	137	96	238	199
Net (loss) income	$(57,653)	$44,664	$(46,877)	$44,017

CONSOLIDATED BALANCE SHEETS

	June 30,	March 31,	December 31,
	2024	2024	2023
Current assets:
Cash and cash equivalents	$24,646	$8,892	$37,823
Accounts receivable, net	13,441	8,452	12,383
Related party receivable	2,862	1,347	1,037
Prepaid expenses and other current assets	594	685	1,035
Total current assets	41,543	19,376	52,278

Non-current assets:
Property, plant and equipment, net	629,812	256,612	203,018
Intangible assets, net	28,048	28,611	28,642
Other assets	11,060	5,758	5,011
Total non-current assets	668,920	290,981	236,671
Total assets	$710,463	$310,357	$288,949

Liabilities and member's equity
Current liabilities:
Accounts payable	$194	$545	$200
Related party payable	498	433	453
Accrued liabilities	12,984	4,343	4,945
Current portion of long-term debt	35,148	20,245	20,339
Other current liabilities	1,535	1,218	1,163
Total current liabilities	50,359	26,784	27,100

Non-current liabilities:
Long-term debt	360,845	118,452	108,343
Other long-term liabilities	2,817	2,788	2,759
Total non-current liabilities	363,662	121,240	111,102
Total liabilities	414,021	148,024	138,202

Commitments and contingencies

Member's equity	296,442	162,333	150,747
Total liabilities and member's equity	$710,463	$310,357	$288,949

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended,			Six Months Ended,
	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Cash flows from operating activities
Net (loss) income	$(57,653)	$10,776	$44,664	$(46,877)	$44,017
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	2,112	2,145	2,109	4,256	3,833
Amortization of deferred financing fees	139	65	-	204	-
Amortization of debt issuance costs	390	129	-	519	-
Share-based compensation	71,762	810	(28,736)	72,572	(17,501)
Other	-	-	4	-	(18)
Changes in operating assets and liabilities:
Accounts receivable	(3,796)	3,931	(5,838)	136	(4,697)
Related party receivable	(1,515)	(310)	1,408	(1,825)	14
Prepaid expenses and other assets	159	323	(360)	482	(292)
Accounts payable	(413)	407	176	(6)	629
Related party payable	53	(20)	12	33	(175)
Other current liabilities	4,805	(1,041)	(994)	3,764	(1,460)
Net cash provided by operating activities	16,043	17,215	12,445	33,258	24,350

Cash flows from investing activities
Acquisitions	(375,438)	(55,072)	-	(430,510)	-
Capital expenditures	(369)	(89)	(780)	(458)	(2,400)
Proceeds from disposal of assets	-	-	-	-	11
Net cash used in investing activities	(375,807)	(55,161)	(780)	(430,968)	(2,389)

Cash flows from financing activities
Contributions from member	120,000	-	-	120,000	-
Distributions to member	-	-	(10,000)	-	(23,000)
Proceeds from term loan	265,000	-	-	265,000	-
Proceeds from revolver	-	15,000	-	15,000	-
Repayments on term loan	(5,000)	(5,000)	(6,625)	(10,000)	(8,250)
Debt issuance costs	(3,404)	-	-	(3,404)	-
Deferred offering costs	(961)	(870)	-	(1,831)	-
Other financing activities, net	(117)	(115)	(72)	(232)	(78)
Net cash provided by (used in) financing activities	375,518	9,015	(16,697)	384,533	(31,328)
Net decrease in cash and cash equivalents	15,754	(28,931)	(5,032)	(13,177)	(9,367)
Cash and cash equivalents and restricted cash - beginning of period	8,892	37,823	21,016	37,823	25,351
Cash and cash equivalents - end of period	$24,646	$8,892	$15,984	$24,646	$15,984

Comparison of Non-GAAP Financial Measures

Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow and Free Cash Flow Margin are supplemental non-GAAP measures that we use to evaluate current, past and expected future performance. Although these non-GAAP financial measures are important factors in assessing our operating results and cash flows, they should not be considered in isolation or as a substitute for net income or gross margin or any other measures presented under GAAP.

Adjusted EBITDA and Adjusted EBITDA Margin are used to assess the financial performance of our assets over the long term to generate sufficient cash to return capital to equity holders or service indebtedness. We define Adjusted EBITDA as net income (loss) before interest; taxes; depreciation, amortization, depletion and accretion; share-based compensation; non-recurring transaction-related expenses and other non-cash or non-recurring expenses. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by total revenues.

We believe Adjusted EBITDA and Adjusted EBITDA Margin are useful because they allow us to more effectively evaluate our operating performance and compare the results of our operations from period to period, and against our peers, without regard to our financing methods or capital structure. We exclude the items listed above from net income (loss) in arriving at Adjusted EBITDA and Adjusted EBITDA Margin because these amounts can vary substantially from company to company within our industry depending upon accounting methods, book values of assets, capital structures and the method by which the assets were acquired.

The following table sets forth a reconciliation of net income as determined in accordance with GAAP to Adjusted EBITDA and Adjusted EBITDA Margin for the periods indicated.

	Three Months Ended,
	June 30, 2024	March 31, 2024	June 30, 2023
	(Unaudited)
	(In thousands)
Net (loss) income	$(57,653)	$10,776	$44,664
Adjustments:
Depreciation, depletion, amortization and accretion	2,112	2,145	2,109
Interest expense, net	6,280	2,884	562
Income tax expense	137	101	96
EBITDA	(49,124)	15,906	47,431
Adjustments:
Share-based compensation (1)	71,762	810	(28,735)
Transaction-related expenses (2)	774	191	230
Other (3)	-	-	3
Adjusted EBITDA	$23,412	$16,907	$18,929
Net (loss) income margin	(222%)	57%	206%
Adjusted EBITDA Margin	90%	89%	87%

(1) Share-based compensation represents the non-cash charge for the periodic fair market value changes associated with liability awards for which the cumulative vested amount is recognized ratably over the applicable vesting period. Incentive units were issued to certain members of management by WaterBridge NDB LLC , and changes to the incentive units’ fair market values are driven by changes in period end valuations of WaterBridge NDB LLC and its subsidiaries, the issuance of new incentive units at WaterBridge NDB LLC, and the vesting of previously issued incentive units. This expense is a non-cash charge for DBR Land Holdings LLC and represents a liability at WaterBridge NDB LLC that impacts WaterBridge NDB LLCs’ equity ownership. It is neither a liability of DBR Land Holdings LLC nor potentially dilutive to LandBridge equity owners. The allocation of expense included in the consolidated results is recognized as a deemed non-cash contribution to or distribution from member’s equity of DBR Land Holdings LLC.

(2) Transaction-related expenses consists of non-capitalizable transaction costs associated with both completed or attempted acquisitions, debt amendments and entity structuring charges.
(3) Other consists primarily of other non-cash items.

Free Cash Flow and Free Cash Flow Margin are used to assess our ability to repay our indebtedness, return capital to our shareholders and fund potential acquisitions without access to external sources of financing for such purposes. We define Free Cash Flow as cash flow from operating activities less investment in capital expenditures. We define Free Cash Flow Margin as Free Cash Flow divided by total revenues.

We believe Free Cash Flow and Free Cash Flow Margin are useful because they allow for an effective evaluation of both our operating and financial performance, as well as the capital intensity of our business, and subsequently the ability of our operations to generate cash flow that is available to distribute to our shareholders, reduce leverage or support acquisition activities.

The following table sets forth a reconciliation of cash flows from operating activities determined in accordance with GAAP to Free Cash Flow and Free Cash Flow Margin, respectively, for the periods indicated.

	Three Months Ended,
	June 30, 2024	March 31, 2024	June 30, 2023
	(Unaudited)
	(In thousands)
Net cash provided by operating activities	$16,043	$17,215	$12,445
Net cash used in investing activities	(375,807)	(55,161)	(780)
Cash (used in) provided by operating and investing activities	(359,764)	(37,946)	11,665
Adjustments:
Acquisitions	375,438	55,072	-
Proceeds from disposal of assets	-	-	-
Free Cash Flow	$15,674	$17,126	$11,665
Operating cash flow margin (1)	62%	91%	57%
Free Cash Flow Margin	60%	90%	54%
(1) Operating cash flow data is calculated by dividing net cash provided by operating activities by total revenue.